Exhibit 10.74

US FOODSERVICE ™

MASTER DISTRIBUTOR
AGREEMENT

FOR

RUBIO’S RESTAURANTS, INC.

MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT (hereinafter “Agreement”), is made on Jan. 28 , 2008, by and between U.S. Foodservice, Inc., on its own behalf and on behalf of its subsidiaries (hereinafter, “USF”) and Rubio’s Restaurants, Inc., a Delaware corporation (hereinafter, “Customer” or “Rubio’s”).

RECITALS

A.	Customer is the owner, operator, agent, or manager of certain facilities operating under the Customer’s corporate name, “Rubio’s Restaurants"; and

B.	Customer desires to designate a Master Distributor to perform a substantial portion of the purchasing, warehousing, and distribution functions for food and related non-food products for Rubio’s; and

C.	USF carries or is willing to carry certain products required by Customer; and

D.	USF desires to perform the functions of purchasing, warehousing, and distributing certain products for and to Customer.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and promises herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
SUBJECT MATTER OF AGREEMENT. Customer hereby appoints USF as its Master Distributor and USF hereby accepts such appointment. In connection therewith, Customer agrees to purchase from USF, and USF agrees to purchase, warehouse, sell and distribute to Customer certain products in accordance with the terms and conditions contained herein. A summary of program assumptions (“Assumptions”) used to create the Master Distribution Program as described herein and a list of Customer units to be serviced by USF are outlined on Attachment A. The service benefits defined for this program are automatically extended within the normal geographic distribution area of any USF distribution center outlined in Attachment A, provided all parameters and requirements of the program are met. The Assumptions are merely assumptions and good faith estimates used for establishment of the distribution program described in this Agreement and are not to be construed in any way as commitments by Customer.

2.	PRODUCTS.

a.
Product Categories. USF shall supply Customer with items ordered by Customer which are within the categories of products listed below, and such additional categories of products as the parties may agree to in writing (collectively, “Specified Products”). With respect to the categories of products to be distributed to Customer, USF offers a wide variety of Exclusive Brand Products that offer quality and value and are marketed under trademarks owned or licensed by USF or its affiliates.

b.	Specified Products. USF will maintain an appropriate inventory of all Specified Products, including proprietary products as defined below, under the following conditions:

i.	Customer purchases from USF a minimum of * ** cases per week or *** turns per year, per Distribution Center.

ii.	A minimum of *** days written notice is required for new products to be brought into USF inventory from new vendors and *** days notice from existing vendors,

iii.
Customer will notify USF at least *** days in advance of special promotions that may cause unusual or excessive demand on inventory. Any product brought into USF inventory to address Customer unusual or excessive demand shall, in all events, be the responsibility of the ordering entity if USF buyers follow projected estimates of Customer.

iv.
If USF does not presently transact business with a supplier/packer designated by Customer, a written procurement agreement, which contains USF's standard representations, warranties and insurance requirements, from such supplier/packer is required before any product is brought into USF inventory. Customer shall use commercially reasonable efforts to assist USF, upon USF's request, in obtaining such an agreement.

v.
Subject to the requirements set forth herein, Customer’s national contracts with manufacturers and manufacturer representatives will be honored by USF. As more specifically set forth in Section 4(g) below, under no circumstances will USF implement manufacturer deviated pricing without written confirmation from the specific manufacturer. If Customer has contracts with a given manufacturer for products not stocked by USF, Customer will give consideration to similar products stocked by USF, provided that the stocking manufacturer will equalize the pricing. Notwithstanding the foregoing, when the price of products has been negotiated directly between Customer and vendors, such vendors may attempt to place specific performance parameters on USF. These may include, but are not limited to, payment terms, purchase quantity minimums, pick-up minimums and reporting requirements. As USF must manage its own negotiations with vendors to control inventories, warehouse and receiving efficiencies, USF will not accept, and shall in no event be required to accept, such conditions established by Customer-specified vendors. However USF welcomes the opportunity to work with Customer’s manufacturers to negotiate terms for mutual value. USF retains exclusive responsibility for all in-bound logistics.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

c.
Proprietary Products. For purposes of this Agreement, “proprietary products” are products that USF has in inventory, in transit or for which non-cancelable orders have been placed, that have been purchased, transferred or consigned for Customer account, including without limitation, special order products, test products, menu special products, seasonal products, Customer label and non-Customer label products and other products brought into stock especially to service Customer account, including requests from Customer units.

i.
USF recognizes Customer need to differentiate, among other things, in theme, menu and products. While it is USF’s desire to support Customer needs in the product area, the combination of warehouse capacity restraints, freight scheduling, receiving dock congestion and other issues requires USF to charge the following for any proprietary products beyond those items set forth below, carried for Customer account:

Category	# of Slots
Dry	* **
Frozen	***
Refrigerated	***

Any changes to the number of slots shall be mutually agreed upon by the parties. Slot requirements greater than those listed above will be subject to an additional *** markup at USF’s sole discretion. USF will allow *** days to reduce the number of slots as needed in each category to comply prior to imposing any additional markup.

ii.
Customer will be responsible for the disposition of proprietary products showing no movement for *** days (“Dead Inventory”) and all costs related thereto, including, without limitation, re-stocking and freight charges. If such Dead Inventory is not distributed within *** days thereafter, USF will be reimbursed for any loss on the cost of said product that is returned to vendors or disposed of in any manner other than distribution through normal channels. If said product is distributed through normal channels, the normal mark-up will apply. Customer will be responsible for re-stocking and freight charges. If Dead Inventory is not disposed of within *** days after becoming such, USF will move the Dead Inventory to outside storage, with the cost of the outside storage being the responsibility of Customer.

iii.
USF will notify Customer of proprietary products moving less than *** per week (“Slow Inventory”). Customer shall have *** days to increase movement of such Slow Inventory to *** per week. If such movement does not occur, USF may discontinue the stocking of such Slow Inventory, after existing inventory is depleted, and Customer may use an alternative item stocked by USF or consider an alternative procurement option (e.g. Next Day Gourmet, direct shipping from manufacturer, special order status, etc.).

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

iv.
In the event this Agreement is terminated for any reason, Customer will remain liable for proprietary products purchased at its direction. In such instance, that Customer agrees to purchase, or cause a third party to purchase, at full selling price, including the applicable category mark-up and any additional surcharges incurred by USF, all proprietary products. The pick-up of these products, either by Customer or a third party (acceptable to USF) at Rubio’s direction, shall be within * ** days of termination for all frozen and refrigerated products and within *** days of termination date for all other products. Customer assumes responsibility for full payment to USF for all such products. Payment must be received by USF within *** days of Agreement termination. USF may, at its option, elect to subtract payment from credits or allowance payments due to Customer from USF. In the event such product is not removed from USF within the prescribed time frames, Customer understands and agrees that USF will dispose of such products and Customer will be responsible for the full payment for such product as stated above.

Customer will be required to complete the New Product/Special Order Notification and Agreement (or equivalent) attached hereto as Attachment B for all proprietary products.

d.	Substitutions. In the event a Specified Product is out of stock or otherwise cannot be delivered to Customer as ordered, the following procedures shall be followed:

i.
A Designated Substitute Product shall be delivered to Customer. A Designated Substitute Product is a product identified by Customer’s designated representative as a permissible substitution for a Specified Product.

ii.
In the event there is not a Designated Substitute Product for the Specified Product ordered (or the Designated Substitute Product is unavailable), a product of like or greater quality will be delivered. Only if a Designated Substitute Product or a product of like or greater quality cannot be delivered and upon prior consent from Rubio’s, will a product of lesser quality be delivered.

iii.
In the event of any substitutions, USF shall promptly contact Customer and advise Customer of the substitutions. Any substitutions other than a Designated Substitute Product shall only be made with the prior approval of Customer.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

iv.
All substitutions (or replacement products) will be priced in accordance with their applicable category markup percentage. On Designated Substitute Products or other specific substitutions, both USF and Rubio’s will agree on the price, before the substitution is shipped.

e.
Title and Risk of Loss. Unless otherwise agreed by the parties in writing, title and risk of loss to all products ordered on behalf of Customer shall pass upon delivery to the receiving dock of Customer, subject to rejection of certain items by notation on the invoice or notification by Customer to USF in accordance with the terms of this Section 2(e). All deliveries may be checked in jointly by the driver of the delivery vehicle and an authorized representative of Customer, both of whom shall note on the invoice any shortages and damaged or rejected products. Customer shall have * ** hours from the time of delivery to notify USF (i) of any concealed damage or rejected products or (ii) with respect to products not jointly checked in, to note any shortages, damages, or rejected products; provided, however, Customer's rights to notify USF and return any such product shall be subject to properly maintaining, storing and segregating products in a manner that ensures that non-damaged and non-rejected products are viable for resale. USF shall ensure that all billings reflect all shortages and damaged or rejected products noted on the invoice. Customer shall make mutually acceptable arrangements through the applicable USF order department for any products to be returned to USF. USF shall issue a receipt to Customer for any products picked up for return to ensure that Customer receives a proper credit therefore. Notwithstanding the foregoing, Customer may not return any refrigerated ready to eat products, unless such products were delivered to Customer in error as a result of USF’s negligence or willful misconduct.

3.	SERVICE ARRANGEMENTS. Order, delivery and credit memo procedures have been included as Attachment C hereto which is made a part hereof.

a.
Deliveries. While USF’s goal is to accommodate Customer needs and preferences regarding delivery days and hours, the pricing of this Agreement and/or certain market transportation conditions may dictate USF’s need to route deliveries for utmost efficiency. As such, while USF will review Customer’s delivery preference, USF reserves the option to assign specific delivery days and/or maintain open delivery windows to Customer’s locations. All such delivery designations shall be reviewed with Customer prior to the initiation of the program. USF agrees not to make deliveries at any stores between *** .

b.
On-Line Electronic Order Entry System. The financial evaluation of this Agreement included the efficiencies that Customer’s use of USF’s electronic ordering system, such as the USF web based ordering system or Tranzmit, the USF desktop software ordering system, will provide to USF. USF’s order entry system provides complete order information, including confirmation. Wherever possible, USF encourages its Customers to use electronic means of ordering. The USF website will provide the Customer with real time visibility to Customer's standard Order Guide, the ability to order online, information on outstanding orders and historical information on past purchases. Additionally, the website allows users to search the USF catalog of products and gain access to real time pricing of items even those not on Customer's Order Guide. USF agrees that it will, at the direction of Rubio’s, block access to non-approved items or limit access to items on the Rubio’s Order Guide for Customer Restaurants and Participating Franchisees. USF agrees to provide to Customer at no additional charge use of the company's Internet based order entry system. However, requests to integrate USF's Internet infrastructure to Customer's own or 3rd party provided ordering system may carry additional charges not covered in this Agreement.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

While it is a necessary economic component of this Agreement, USF recognizes that a transition period to begin ordering electronically may be necessary. Therefore, during the first * ** days of Customer purchasing under this Agreement, Customer may place orders using the Customer Service Department of the USF distribution center(s) assigned to service Customer’s units without any additional charge. After the initial *** day purchasing period has elapsed, all orders placed to USF by Customer outside of the electronic ordering system will be assessed a charge of $ *** per invoice, except in the event that the electronic ordering system is not functioning properly.

c.	Order/Delivery Schedule. A next day or skip-day order delivery schedule will be mutually determined to achieve optimum service levels.

d.
Special Arrangements. Should Customer request the use of a “loaner” truck, USF will make every attempt to accommodate supplying a truck for special occasions. The price associated with use of the truck, the condition of the truck and driver wages will be the responsibility of the Customer. Customer will be required to sign a hold harmless agreement (in a form prescribed by USF) prior to its use of the truck.

e.
Split Case Surcharge. To help defray additional handling expenses and increased damage loss experience, USF, in its sole discretion, may choose to make available products sold in units less than manufacturer’s standard containers, and will upcharge an additional $ *** per unit.

f.
Restocking Fee. USF may, at its option, agree to accept product returns from Customer for reasons other than USF delivery error. Such product must be unopened, full case non-perishable product, in good condition with adequate shelf life remaining to allow for resale. To defray USF’s additional handling expenses for the return of such products, USF reserves the right to charge a restocking fee of *** of the selling price. Customer returns of certain products, including but not limited to, seasonal, special order, discontinued or promotional products will not be accepted unless Customer or the vendor of such products agree to reimburse USF for selling price and other expenses involved.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

g.
Average Case Size Requirements. If, and to the extent, the case size of any proprietary product increases the current case size of such proprietary product, if any, USF shall have the right, upon ten (10) days prior written notice to Customer, to increase the markup or margin in an amount mutually agreed by Customer and USF sufficient to compensate USF for the loss in revenue resulting from such increase.

4. PRICING STRUCTURE.

a.
Price. The unit price of product to Customer shall equal USF’s delivered price (as hereinafter defined) plus the mark-up as outlined below less discounts or allowances shown on the face of the invoice (such discounts or allowances to mean manufacturer generated discounts or allowances on particular items for set periods of time and which are specifically to be passed on to the Customer). Except for Exclusive Brand Products, USF’s delivered price is defined as (A) where product price includes freight to USF's distribution center, the invoice price to USF's distribution center from a manufacturer, supplier, packer, broker, USF business unit or affiliate, or any other vendor (collectively “manufacturer or Supplier”); or (B) f.o.b. unit price reflected on the purchase order to USF's distribution center from a manufacturer or supplier plus standard freight (as hereinafter defined) to USF's distribution center. USF may negotiate or set invoice prices with its manufacturers or suppliers provided that such prices shall apply consistently to all Customers which are serviced by the same USF division. For Exclusive Brand products, * ** . The invoice price or price list that serves as the basis for calculating delivered price may include Earned Income (as defined in Section 4(h) below) and shall not be adjusted for, and Customer shall not be entitled to, Earned Income, promotional allowances, cash discounts, prompt pay discounts, growth programs or any other supplier payments payable to USF. Once Customer has established (and USF has agreed to honor) vendor deviated pricing arrangements pursuant to the terms herein, USF will not negotiate the invoice price (other than with respect to the mark-up and freight) for such items. Unless in-bound freight is included in vendor’s delivered pricing, standard freight charges will be based on market conditions and will not exceed the freight rate normally payable by the USF distribution center for inbound shipments of regular quantity requirements of such products. Freight charges may include common or contract carrier charges by the product vendor or a carrier, and/or charges billed by USF for its freight management service. It is expressly acknowledged and agreed that USF may manage freight and earn income from its freight management activities, provided that the delivered price shall not exceed the f.o.b. unit price plus standard freight price normally payable by the USF distribution center for inbound shipments of regular quantity requirements of such products that would have been paid had freight not been managed. For Proprietary Products, Rubio's and USF agree to work together on inbound freight opportunities that will optimize the inbound price of such items by mutually working with Rubio's suppliers to make inbound freight more cost effective for both parties.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

b.	Price Structure. The price structure mark-up for this Agreement on the following product categories shall be:

MARK-UP (Per Case)

USF Corona*	$ ***
USF Phoenix*	$ ***
USF Denver/SLC*	$ ***

USF San Francisco**	$ ***

Exceptions to Above:
Chemical and Coca Cola contracts, and pricing to be determined separately.

The above pricing structure was generated on the basis of system wide average deliveries of $ ***. The minimum delivery requirements under the terms of this agreement will be $ ***. Any delivery less than $ *** will be subject to a $ *** distribution fee plus the normal markups. These minimum deliveries are subject to the following exceptions: new store openings (first *** days); initial contractor deliveries (i.e. coke syrup for fountain set-up; towel and TP dispensers, etc.); and any off-cycle due to weather, USFS mistakes, and delivery interruption not attributable to Rubio's.

c.
Price Guarantees and Adjustments. Pricing will be guaranteed for *** . Exceptions to monthly pricing will include eggs, dairy, fresh produce, oil and oil based products, seafood, meat, poultry and other items mutually deemed as commodity in nature, which will be priced *** and not controlled by contract. USF shall have the right to immediately adjust the sales price of any Specified Products if the replacement delivered price of such products increases by *** or more of USF's delivered price, in which case the sales price shall be re-established by applying the applicable mark-up amount to the increased delivered price.

d.
Fuel Adjustment. Customer shall pay a fuel surcharge, if applicable, in accordance with the chart set forth below. The base fuel price is $ *** per gallon. The "weekly retail on highway diesel" national average fuel price will be monitored using the EIA weekly report, which can be accessed at http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp. An adjustment to the fuel surcharge will be made based on a monthly review (the "Review Period") of the diesel fuel price. The surcharge shall be based on the average diesel fuel price from the preceding 4-week period (5-weeks in one month per quarter) (the "Indexed Fuel Price"), and implemented at the beginning of each calendar month. The fuel surcharge may be increased or decreased according to the chart set forth below. Adjustments will be applied or removed as of each Review Period.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Index Fuel Price	Surcharge Per Delivery

* **	***

e.
Incentives
The pricing proposal is based on current metrics for delivery sizes and frequency and product specifications as outlined in Attachment A. USF will pass through savings to Rubio’s for improved distribution metrics in the following areas:

i. Delivery Size Incentive: To encourage Customer to improve operational efficiency, Customer will be entitled to receive an incentive based upon the following performance schedule:

Average Delivery Size Per Quarter  Quarterly Incentive to Rubio’s

***

Average delivery size will be calculated based upon quarterly completed net purchases (gross purchases net of rejected or returned product, pricing credits, purchases related to "will calls" (or other Customer pick-ups) and any applicable rebate payments made during the incentive period) divided by the number of deliveries by routed trailer. "Will calls" will not qualify for consideration as a delivery. For purposes of computing average delivery size, any delivery made by USF solely due to USF's error shall not be counted as a delivery. Delivery size and the number of deliveries shall be measured separately for each Customer unit (unless otherwise agreed to by USF and Customer).

The incentive payment amount will be calculated by multiplying the applicable incentive rate by the completed net purchases for each Customer unit for the respective incentive period (after taking into account the exclusions and limitations described in the preceding paragraph and below) and will be paid by check within 30 days following the close of the respective incentive period. Notwithstanding anything to the contrary set forth herein, the incentive payment calculation shall exclude products where the price USF must charge Customer is specified in a national agreement between USF and a vendor (e.g., Ecolab, Coke and Pepsi). Such excluded products will, however, be included when computing average delivery size and determining the applicable incentive rate in accordance with the terms of the preceding paragraph.

ii. Advance Payment Incentive: If Customer elects to prepay (or deposit in advance) any amounts for Specified Products (excluding credit or debit card payments) (i.e., pay before the invoice date of such products), then USF will pay Customer an incentive amount based upon *** of such prepayment/deposit amount. The incentive will be paid monthly and within thirty (30) days following the close of the respective monthly period.
Rubio's represents and warrants that payment of the foregoing incentives is not prohibited by law or by any contract to which it is bound. Rubio's shall defend, indemnify and hold harmless USF from any loss, liability or expense (including reasonable attorney’s fees) resulting from a breach of this representation and warranty. Any deviation from payments voids the foregoing incentives.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

f.	Rounding. To simplify pricing, receiving and inventory valuation, USF rounds all prices with calculated penny fractions to the next highest penny per unit of sale.

g.
Deviated Price Programs. Subject to the requirements set forth in this Agreement, USF agrees to maintain deviated pricing programs in its contract pricing system when deviated price(s) has been negotiated directly between Customer and vendors. USF may impose a charge upon vendors providing deviated pricing in part to help defray additional administrative, systems, financing and other charges incurred by USF in handling products subject to price deviations. USF will only maintain those deviated price programs documented by the vendor and communicated to USF via notice on vendor letterhead, via electronic file or by completion of a USF “Deviated Price Program” form. The communication shall, at a minimum, contain:

i.	Adequate lead time of * ** working days prior to the month to be implemented
ii.	Program start/end dates
iii.	Information pertaining to deviated price type (delivered to distributor, allowance, f.o.b. origin)
iv.	Information on specific products covered, including manufacturer product code
v.	Signature of vendor representative authorized to offer program
vi.	Vendor contact

USF will not be responsible for collection, payment or any reimbursement of monies due to Customer as a result of vendors supplying inadequate information, communication received after program start date, predated or retroactive programs. As USF acts as an administrator regarding negotiated deviated price programs, USF will not be held liable for any vendor omissions or errors in maintaining the programs and all such related recoveries shall be from the involved vendor. Upon reaching the stated end date of a deviated pricing program, based on the vendor documentation described above, USF’s pricing to Customer will revert to the regular price structure as described in Section 4 above. The vendor will be responsible for supplying updates/extensions on existing programs based on the description and timing set forth above.

h. Value Added Services and Transactional Payments. For purposes of this Agreement, "Earned Income" means income, which may include profit, that USF retains for its own use and generates for and as a result of its value added services and from transactional payments, discounts or investments, including, without limitation, cash or prompt pay discounts and amounts earned or charged due to competitive conditions (as determined by USF). USF and its affiliates provide value added services such as regional and national marketing, freight management, procurement leverage, consolidated warehousing, quality assurance, and performance-based product marketing. Earned income that USF retains for value-added services includes, but is not limited to, promotional allowances, growth programs, or any other Supplier payment received by USF, excluding manufacturer generated discounts or allowances on particular items for set periods of time and which are specifically, or are otherwise, reflected in the amounts shown on the face of the Supplier invoice and intended to be passed on to Customer or which are designated in writing to USF to be passed on to Customer. The delivered price shall not be adjusted for, nor shall Customer be entitled to, monies that USF receives as Earned Income. USF may negotiate or set the amount of Earned Income it receives with its Suppliers.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

5.
FINANCIAL. Rubio’s payment terms are set at * ** Days (which means that payment is due at the USF office *** calendar days after the date of each invoice properly submitted via EDI). Terms are subject to prior and ongoing corporate credit approval.  Customer shall execute a USF Customer application and agreement, in the form prescribed by USF from time to time. Acceptable forms of payment include cash, wire transfer or bank draft only. USF reserves the right to require the annual submission of audited financial statements, including a statement of cash flow, in order to ensure continuing confirmation of the approved payment terms. Customer shall be responsible for all financial obligations for their respective orders placed under this Agreement. USF shall charge interest in accordance with the terms of the Customer application and agreement, on all monies due beyond the agreed upon credit terms.

a.
Notwithstanding anything contained herein or in any other agreement to the contrary, to the extent there is any material adverse change in Customer’s creditworthiness or financial capabilities or to the extent Customer experiences other adverse circumstances which affect its ability to meet the payment terms established hereunder, USF shall have the right to immediately change the terms outlined herein including, but not limited to, Customer’s payment terms and service arrangements.

b.
Sales and Use Tax on Purchases; Exemptions Therefrom on Purchases for Resale  or by Exempt Organizations. Customer shall be responsible for the payment of  any and all sales and/or use tax on purchases made by Customer from USF;  provided, however, that if Customer provides exemption documentation as  described on Attachments D and E hereto, Customer may be exempt from the  payment of such sales and/or use tax. Customer acknowledges and agrees that the  exemption requirements described in this Section and Attachments D and E and  for each jurisdiction may change if such jurisdiction's laws or policies are revised.  Customer agrees to provide USF with such documentation as USF may require in  order to meet any such revised laws or policies.

6.	ACCOUNT MANAGEMENT.

a.	Personnel.

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i.	USF will assign a corporate account manager to coordinate the management of Customer’s needs.

ii.	USF will also appoint a division chain account manager to coordinate activities and ensure program integrity at the unit level.

iii.	Each participating division will assign a non-commissioned telephone Customer service representative to Customer.

iv.	USF’s corporate headquarters in Columbia, Maryland will serve as a resource for all divisions involved in this program.

b.
Program Review. The parties shall conduct quarterly, semi-annual or annual review to discuss and monitor the implementation of this program and evaluate ways of improving its day-to-day operation and achieving additional operational and price efficiencies. Participants in such reviews shall include Customer’s designated representative and USF’s National Account representatives, together with other representatives of both parties as mutually agreed. Should the results of the review reveal that the parameters of the Program are significantly different than those outlined on Attachment A, USF reserves the right to propose a new program, including mark-up structure, service arrangements and credit terms, or terminate the Agreement pursuant to the terms of Section 8(d).

c.
MIS Capabilities. Various computer-generated reports are available to Customer utilizing USF’s data programs and formats. Reports may be printed or supplied electronically on a monthly and/or quarterly basis. Reports consisting of product usage, sales volume, delivery size, and vendor allocation are considered industry standard and shall be provided. Should Customer require customized reporting, USF will determine the price to develop such customized reports, and Customer will be responsible for the price to develop said reports. Notwithstanding the above, USF and Customer recognize that Customer needs to track purchases from all approved suppliers and, as a result, will require that USF report to Customer on a monthly basis purchases by location categorized by the current account codes used in the Company Restaurant Order Guides.

Monthly price verification report will be sent to Customer within 4 days after order guides are generated, but at least 5 days prior to price implementation.

7.
PRICE VERIFICATION. Upon no less than * ** weeks written notice and during regular business hours, but no more frequently than once every *** months, Customer may examine documentation to support pricing of products sold to Customer pursuant to this Agreement; provided, however, that any such verification shall be limited to no more than *** items with one price point verification per item. If such documentation is unavailable at the distribution center office, USF’s computer generated reports will be made available at the distribution center office or the audit may be conducted at USF’s headquarters, at USF’s option. The invoice date to be verified shall be limited to fall within the thirteen (13) weeks immediately preceding such verification. Certain vendors/suppliers provide USF with electronic statements as the billing mechanism. In such instance, these vendor electronic files will be considered valid audit tools.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

a.
Only USF and Customer management personnel will participate in the price verification. Customer guarantees the confidentiality of information provided by USF. In the rare circumstance where Customer and USF agree that Customer may utilize the services of an outside consultant to aid Customer in the price verification, said consultant shall be required to execute a confidentiality agreement with USF as a condition to the consultant’s participation in the price verification. USF reserves the right of final approval for the use of any outside consultant, such approval not to be unreasonably withheld.

b.
Credit or debit memos for any uncontested adjustments determined by a price verification process will be processed at Customer’s direction within one (1) week. Details of this procedure are listed in Attachment C hereto.

c.	Price verification audits will not interfere with USF year-end accounting practices.

d.	Any monies due Customer from the price verification process will be reduced by all monies due USF that are beyond the agreed upon credit terms.

e.
In the event of any dispute arising out of or relating to the Audit, the parties shall seek to resolve the matter amicably through mutual discussions conducted diligently in good faith by both parties.

8.	TERM AND TERMINATION.

a.
The term of this Agreement shall commence on January 28, 2008 and shall continue for a period of 3 years through January 27, 2011, unless sooner terminated in accordance with the provisions hereof. The parties acknowledge and agree that the term of this Agreement may be extended in writing signed by both parties for an additional one year (extending the term until January 27, 2012).

b.
Upon the occurrence of a Breach (as defined below) of this Agreement, the non-breaching party may terminate this Agreement, at its option and upon written notice of termination to the breaching party, and except as provided herein, may seek any and all remedies available at law or in equity in connection with the Breach.

c.	A Breach of this Agreement is defined as:

(i)
USF’s or Customer’s, as the case may be, failure to perform any material term, covenant or agreement contained herein or in any document or instrument delivered pursuant to or in connection with this Agreement, which failure continues uncured for thirty (30) days after written notice of such failure has been delivered by the non-breaching party; provided, however, that if such failure has previously occurred during the preceding six (6) months, the cure period shall be fifteen (15) days; provided, further, that there shall be no right to cure for failure by Customer to make timely payments in accordance with the payment terms established in Section 5 above; or

(ii)
Either party’s application for or consent to the appointment of a receiver, custodian, trustee or liquidator; inability to pay its debts as such debts become due; general assignment for the benefit of its creditors; commencement of a voluntary case under the United States Bankruptcy Code; filing of a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts or commencement by a third party of a proceeding commenced for any similar relief under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or readjustment of its debts, and such proceeding shall continue undismissed for a period of Ninety (90) days.

d.	Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement without cause upon sixty (60) days prior written notice.

9.
CONFIDENTIALITY. USF and Customer agree that all information as to source, quantity, and price of goods and services disclosed or obtained in connection with this Agreement and the performance of this Agreement shall be maintained in confidence and shall not be released to any private third party for any reason whatsoever other than pursuant to a validly issued subpoena from a court or governmental authority having jurisdiction over the party, pursuant to the rules, regulations or requirements of any state or federal agency or department or pursuant to a discovery request made under applicable court rules and to which the party is required to respond. Notwithstanding the foregoing, Customer acknowledges and agrees that USF shall be entitled to use this information as USF deems necessary or desirable in connection with USF's internal business needs, including but not limited to USF's (i) provision of information to a third party for the purpose of obtaining vendor rebates or allowances, and (ii) provision of information to third parties for other marketing purposes.

10.
WARRANTY AND LIMITATION OF LIABILITY. USF shall use reasonable efforts to obtain warranties or representations from its suppliers that the goods to be furnished hereunder are pure, unadulterated, and of first rate quality and that they shall be merchantable and fit for the ordinary purpose for which they are intended. USF warrants that its Exclusive Brand Products are pure, unadulterated, and of first rate quality and that they  shall be merchantable and fit for the ordinary purpose for which they are intended. USF warrants that the services to be performed by it under this Agreement shall be performed in a professional, workmanlike and timely manner by competent personnel. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 10, ALL WARRANTIES, GUARANTEES, AND REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, WHETHER ARISING UNDER ANY STATUTE, COMMON LAW, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED. EXCEPT FOR ANY RECKLESS OR WILLFUL VIOLATION OF THIS AGREEMENT OR A BREACH BY CUSTOMER OF ITS CONFIDENTIALITY OBLIGATIONS OR RELATING TO USF'S INTELLECTUAL PROPERTY, NEITHER PARTY SHALL IN ANY WAY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR RELIANCE DAMAGES, EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, USF shall defend, indemnify and hold harmless Customer for damage to property or injury or death to persons arising out of the gross negligence or willful misconduct of USF arising under this Agreement, including but not limited to any claim which results from a product that was adulterated or misbranded (when bearing labels furnished by USF) within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended, due to the gross negligence or willful misconduct of USF.

11.	MISCELLANEOUS.

a.
Entire Agreement. This Agreement and the attachments and exhibits attached hereto constitute the entire agreement between the parties relating to the subject matter hereof and may not be modified except by an agreement in writing executed by the party hereto against whom the modification is sought to be enforced. This Agreement supersedes all prior agreements, arrangements, discussions and understandings between the parties hereto relating to the subject matter hereof, and all purchase orders submitted by Customer after the effective date hereof shall be subject to the terms of this Agreement, conflicting terms contained in any invoice to the contrary notwithstanding. If the terms and conditions set forth in this Agreement conflict with the terms and conditions of any attachment or exhibit attached hereto, then the parties acknowledge that the terms and conditions of this Agreement shall control.

b.
Force Majeure. Neither party will be in default in the performance of its obligations under this agreement if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, epidemic, shortage in supply, fire, wind, earthquake or flood, use of any law, order, proclamation, regulation or ordinance of any government, or of any subdivision thereof, because of Acts of God or for any other cause, whether similar or dissimilar to those enumerated, that is beyond the reasonable control and without the fault or negligence of the party whose performance is affected. If a force majeure event prevents USF from supplying all of the product needs of its Customers, USF shall allocate such product as is available to USF among its Customers in such manner as USF reasonably determines. No force majeure event shall excuse Customer from its payment obligations contained herein.

c.
Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts of laws principles thereof. For purposes of any legal action or proceeding brought by either party with respect to this Agreement, the parties irrevocably submit and consent solely to the exclusive jurisdiction and venue of the appropriate federal court situated in or near San Diego County, California.

d.
Attorney’s Fees. In the event this Agreement is breached, the breaching party shall pay any and all reasonable attorney’s fees and relevant costs incurred by the non-breaching party as a result of the breach.

e.
Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that (i) either party may assign this Agreement to any current or after-acquired affiliate without the consent of the other (provided further that in the case of Rubio’s any such assignment shall be subject to USF's credit review and approval) and (ii) USF assign its accounts receivables and related contract rights hereunder. In the event this Agreement is assigned, the assignor shall in no event be relieved of or be released from its obligations contained herein.

f.	No Agency. Nothing contained in this Agreement shall be construed or interpreted as creating an agency, partnership, co-partnership or joint venture relationship between the parties.

g.
Non-Discrimination. USF is an equal opportunity employer. It is the policy of USF to comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion or other protected classification. Customer acknowledges that it is also an equal opportunity employer and that it will comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion or other protected classification.

h.
Notices. All notices required or permitted to be given hereunder shall be in writing and sent by an overnight delivery service, or by United States registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

TO CUSTOMER:	TO USF:

Rubio’s Restaurants, Inc.
1902 Wright Place, Suite 300
Carlsbad, California 92008
Attn: President____________	Attn:__________________

or to such other addresses as the parties may direct by notice given as hereinabove provided. Notice shall be deemed given when received as evidenced by the return receipt or the date such notice is first refused, if that be the case.

As evidence of this Agreement:

RUBIO’S RESTAURANTS, INC.

By:	/s/ Dan Pittard	Date: 12/10/07

Name:	Dan Pittard

Title:	CEO

U.S. FOODSERVICE, INC.

By:	/s/ John M. Cabot	Date: 12/21/07

Name:	John M. Cabot

Title:	Sr. VP National Sales

Attachment A

Summary of Assumptions

Minimum % of purchases to be directed to USF: * **

Average Dollar Per Delivery: $ ***

Average Cases Per Delivery: *** cases

Annual Purchases: $ ***

Deliveries per Unit per week: ***

Servicing divisions (level or amount of USF representation at account level):
Corona, San Francisco, Phoenix, Denver.

Payment/Credit terms: *** days (Deposit as incentive *** %)

MIS:
1. Real time prism access by 1/31/’08 daily access report that is currently being established by Doug Neal.
2. Bar code capabilities for Customer receiving and ordering—test to begin not later than Q2 ’08 with system update not later than Q4 of ’08. Our intention to begin a test Q2 2008.
3. Credits to stores to be delivered within not less than 7 days. Electronically delivered to stores by divisions by 1/31/’08.

Acknowledged and Agreed:

RUBIO’S RESTAURANTS, INC.		Date: 12/10/07
By:	/s/ Clynn Whitworth
Name:	Clynn Whitworth
Title:	Director Purchasing and Logistics

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Attachment B

NEW PRODUCT/SPECIAL ORDER NOTIFICATION AND AGREEMENT

RUBIO’S RESTAURANTS, INC. (“Customer”) and U.S. Foodservice, Inc. (“USF”) have entered into that certain Master Distributor Agreement dated as of January 28, 2008 (the “Agreement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. In accordance with the terms and conditions of the Agreement, Customer requests USF to stock on a regular basis the following Proprietary Products:

Product:	Pack Size:
Mfg. ID Code:	Price:
Minimum Shipment:	Case Cube:
Case Gross Wgt.:	Net Wgt.
Date Product Needed:	Sequence No.:
Initial Order:	Estimated Monthly Usage:

If replacing another product, what item:	: Code #:
Is this product restricted to selective units?:	If so, please identify:
USF Division Involved:	Representative:

Other Guides Affected:	Hotels	F.S.M.	Hospital	Education

Additional Instructions:

Customer will be responsible for the disposition, payment and any other obligations relating to the Proprietary Products in accordance with the terms and conditions of the Agreement.

If the terms and conditions set forth herein conflict with the terms and conditions of the Agreement entered into by the parties, then the parties acknowledge that the terms and conditions of the Agreement shall control.

RUBIOS’ RESTAURANTS, INC.
By:
Name:
Title:

Attachment C

OPERATING PROCEDURES

FOODSERVICE DISTRIBUTION

PROGRAM

FOR

RUBIOS’ RESTAURANTS, INC.

ORDERING, DELIVERY, RECEIVING PROCEDURES

ORDERING PROCEDURES

l.
To facilitate ordering when Customer opts to place orders through USF Customer service, a pre-printed, standardized order/inventory control form will be provided for those products/categories so defined and distributed at the beginning of each month. All weekly price changes will be mailed, faxed or electronically sent to Customer.

2.
Your USF Customer Service Representative will initiate the order process with each Customer by calling each such unit at a predetermined order day and hour. Please have your orders ready to allow for proper processing.

3.	It assists USF in the scheduling of our vehicles when you order a “delivery to delivery” consistent number of cases, as business permits.

4.	The following ordering procedures should be used when placing your orders.

a.	Confirm the date of the current order form and control number. Your order guide control number is very important.

b.	Order by line item number.

c.	State quantity desired.

d.	The USF Customer service representative will verify your order by:

- Recapping the order back by giving line number, product and quantity; or

- Giving only total lines and cases.

e.	Substitutions will be offered when there are out of stocks.

f.	Verify the expected delivery dates for the order.

5.	Order Day (s)	Order Time (s)	Delivery Day (s)

ORDERING, DELIVERY, RECEIVING PROCEDURES

ORDERING PROCEDURES
(Continued)

6.	Order dates that fall on a holiday will be scheduled by prior arrangements with Customer and USF. Notification of holiday delivery schedules will be given prior to the holiday.

7.	The USF Division Account Manager is responsible for coordinating issues or changes to order schedules.

DELIVERY PROCEDURE

1.	Deliveries will be made by USF in accordance with a delivery schedule determined by USF after it takes into consideration Customer needs and preferences.

2.	At the time of delivery, Customer's manager, the assistant manager or a Customer-designated person should receive the shipment and sign for the products.

3.	Delivery dates that fall in a holiday week will be rescheduled by prior arrangements with USF at least two (2) weeks in advance.

4.	The USF Division Account Manager is responsible to coordinate issues or changes to delivery schedules.

RECEIVING PROCEDURES

1.	You will receive a completely priced extended original and two (2) duplicate copies of your invoice with your order, which should be checked by an authorized person upon receipt.

2.	All copies of each invoice must be signed. The driver will keep one (1) duplicate copy and you are to retain the original and one (1) duplicate for your records.

3.	Freezer and refrigerated products should be stored immediately upon receipt.

4.
Make sure that all cases are counted before you or an authorized person signs an invoice. Once you or an authorized person has signed for a specific quantity of cases and the driver has left the premises, the shipment is your responsibility. You will not be given credit for any shortages once the invoice has been signed and the driver has gone. However, you have *** from the time of delivery to notify USF (i) of any concealed damage or rejected goods or (ii) with respect to products not jointly checked in, to note any shortages, damages, or rejected goods.

5.	Please assist in providing a clear path for the delivery trailer to gain entrance to the designated loading area.

6.	Due to insurance requirements and your own safety, Customer employees are not permitted on the USF delivery trailer.

UNLOADING PROCEDURES

1.	The driver will unload and place all orders in designated areas.

2.	The driver is not responsible for placing cases on storage shelves.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3.
Where tailgate deliveries are part of the Agreement, the driver will bring all products to the rear of the trailer. Customer employees will be responsible for taking the product from the rear of the trailer into the Customer's location.

PAYMENTS-CREDITS

SHORTAGES/VISIBLE DAMAGE

1.	At the time of delivery, should any product ordered be shorted or damaged, the driver will issue an instant credit by notation on the original invoice of shortages, damaged or returned goods.

CONCEALED DAMAGE

If you should discover damaged merchandise after the driver leaves, you must notify your USF Customer service representative within *** . Damaged or defective merchandise should not be disposed of unless directed to do so by USF.

In the event this occurs, please indicate the following:

1.	Invoice number under which the product was delivered.
2.	Product code number.
3.	Quantity of item.
4.	Price of product delivered.
5.	Description of product.

PICK-UPS AND/OR RETURNS

1.
Pick-ups and/or returns may occasionally be approved by USF. In order for Customer to be eligible for a credit, product must be unopened (unless there is concealed damage), full case non-perishable product, in good condition and with adequate shelf life remaining to allow for resale. A restocking fee and other charges may apply. In the event that a pick-up and/or returns are approved by USF, Customer must advise the USF Customer service representative within *** or at the time the next order is placed, whichever is earlier. Customer must provide the following information:

a.	Reason for the return.

b.	Invoice number for the delivered product.

c.	Product code number, quantity, price and description.

2.	If USF picks up product(s), Customer will receive a pick up memo. The pick up memo is not a credit, but a receipt of product(s).

3.
Once USF approves a credit, a credit memo will be sent to Customer within seven working days.  When making payments, Customer should include any credit memos with its invoices and send them to the USF Accounts Payable Office.

OUT-OF-STOCKS/SHORTS/SUBSTITUTIONS

1.	Promptly contact the USF Customer service representative so the corrective steps can be taken.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

2.
In the event product is out-of-stock, Customer will have the right to select a replacement product. USF will provide information to assist Customer in making this decision, including information about a designated substitute product identified by Customer.

3.
In the event of any substitutions because of spoilage or damage for which USF does not have reasonable time to notify Customer, USF will deliver a designated substitute product identified by Customer, and if there is not such a designated substitute product (or one is unavailable), a product of like or greater quality will be delivered.  Substitutions not acceptable to Customer may be refused or returned by Customer at no charge subject to USF's return policy. Customer may request that substitutions not be made, in which case, if a product is spoiled or damaged, no alternative product will be delivered.

4.
All substitutions will be priced based on the delivered price of the designated substitute product (or other replacement product, as the case may be) plus the applicable category mark-up or margin for such product.

If the terms and conditions of this Attachment conflicts with the terms and conditions of the Master Distributor Agreement entered into by the parties, then the parties acknowledge that the terms and conditions of the Master Distributor Agreement shall control.

WE THANK YOU FOR THE OPPORTUNITY
TO PROVIDE YOU WITH THE TYPE OF SERVICE
YOU HAVE COME TO KNOW AND EXPECT

Attachment D
Exemptions from Sales and Use Tax -
Purchases for Resale or by Exempt Organizations

Purchases for Resale.

In order for USF to properly document Customer’s resale exemption from sales and use tax where appropriate, USF is required to obtain a valid resale certificate from Customer. Customer must submit a valid resale certificate for the jurisdiction in which delivery takes place in order to purchase items without being charged sales and use tax by USF. Tax will be assessed on all purchases if a valid resale certificate is not received from Customer. Unless an erroneous assessment of sales and use tax is the fault of USF, tax credits for products purchased prior to Customer providing a valid resale certificate to USF will be limited to three (3) months from the date of purchase. For sales and use tax paid to USF beyond this three (3) month period, Customer must seek a credit or refund directly from the jurisdiction to which the tax was paid, and USF shall not be responsible therefor.

i. In those cases where delivery takes place in a jurisdiction listed on the Uniform Sales & Use Tax Certificate at the end of this Attachment E, Customer agrees, subject to applicable footnote(s) reflected at the end of the Uniform Sales & Use Tax Certificate, to complete, sign and return the Uniform Sales and Use Tax Certificate to USF with its executed version of this Agreement. In the case of deliveries to Florida and Maine, Customer also may provide USF with its preprinted state certificate.

ii. In those cases where delivery takes place in one of the following jurisdictions, Customer agrees to complete, sign and return to USF with its executed version of this Agreement the Streamlined Sales and Use Tax Agreement Certificate of Exemption (Attachment F): Indiana, North Carolina, South Dakota, West Virginia and Wyoming.

iii. In those cases where a state is listed on both certificates (Attachment E and Attachment F), Customer may provide USF with either certificate in support of its resale exemption.

iv. The following jurisdictions do not accept the Uniform Sales and Use Tax Certificate or the Streamlined Sales and Use Tax Agreement Certificate of Exemption as evidence of a valid resale exemption: Louisiana, Massachusetts, Mississippi, New York and Virginia. In those jurisdictions, Customer agrees to obtain, complete, sign and return to USF the appropriate state-specific resale certificate with its executed version of this Agreement.

v. The following jurisdictions do not have a sales tax: Alaska, Delaware, New Hampshire, Montana and Oregon. In those jurisdictions, Customer is not required to supply USF with a resale certificate.

Purchases by Exempt Organizations - Exemption Certificate. In order for USF to properly document Customer’s exemption from sales and use tax as an exempt organization where appropriate, USF is required to obtain a valid exemption certificate from Customer. Customer must submit a valid exemption certificate for the jurisdiction in which delivery takes place in order to purchase items without being charged sales and use tax by USF. Tax will be assessed on all purchases if a valid exemption certificate is not received from Customer. Unless an erroneous assessment of sales and use tax is the fault of USF, tax credits for products purchased prior to Customer providing a valid exemption certificate to USF will be limited to three (3) months from the date of purchase. For sales and use tax paid to USF beyond this three (3) month period, Customer must seek a credit or refund directly from the jurisdiction to which the tax was paid, and USF shall not be responsible therefor.

UNIFORM SALES & USE TAX CERTIFICATE- MULTIJURISDICTION

Issued to Seller:  U.S. FOODSERVICE, INC.
Address:

I certify that:	is engaged as a registered
Name of Firm (Buyer)	Wholesaler

Address	Retailer

Manufacturer

Seller (California)

Lessor (see notes on pages 2-4)

and is registered with the below listed states and cities within which your firm would deliver purchases to us and that any such purchases are for wholesale, resale, ingredients or components of a new product or service to be resold, leased, or rented in the normal course of business. We are in the business of wholesaling, retailing, manufacturing, leasing (renting) the following:
Description of Business: General description of tangible property or taxable services to be purchased from the seller
DO NOT ENTER ANY STATE NOT ON THIS LIST

State	State Registration, Seller’s Permit, or ID Number of Purchaser	State	State Registration, Seller’s Permit, or ID Number of Purchaser
AL		MO8
AR		NC
AZ		ND
CA1		NE9
CO		NJ
CT		NM10
DC2		NV
FL3		OH11
GA4		OK12
HI5		PA13
ID		RI
IL6		SC
IA		SD
KS		TN
KY		TX14
ME		UT
MD		VT
MI7		WA15
MN		WI

I further certify that if any property or service so purchased tax free is used or consumed by the firm as to make it subject to a Sales or Use Tax we will pay the tax due directly to the proper taxing authority when state law so provided or inform the seller for added tax billing. This certificate shall be a part of each order that we may hereafter give to you, unless otherwise specified, and shall be valid until canceled by us in writing or revoked by the city or state.

Under penalties of perjury, I swear or affirm that the information on this form is true and correct as to every material matter.
Authorized Signature: (Owner, Partner or Corporate Officer) Title: Date:

FOOTNOTES TO UNIFORM SALES & USE TAX CERTIFICATE

In order to comply with the majority of state and local sales tax law requirements, the seller must have in its files a properly executed exemption certificate from all of its Customers who claim a sales tax exemption. If the seller does not have this certificate, it is obliged to collect the tax for the state in which the property or service is delivered.

If the buyer is entitled to sales tax exemption, the buyer should complete the certificate and send it to the seller at its earliest convenience.

______________________________________

1.	California:	A.
By use of this certificate, the purchaser certifies that the property is purchased for resale in the regular course of business in the form of tangible personal property, which includes property incorporated as an ingredient or component part of an item manufactured for resale in the regular course of business.

B.	When the applicable tax would be sales tax, it is the seller who owes that tax unless the seller takes a timely and valid resale certificate in good faith.
C.	A valid resale certificate is effective until the issuer revokes the certificate.

2.	District of Columbia: This certificate is not valid as a resale certificate unless it contains the purchaser’s D.C. sales and use tax registration number.

3.
Florida: This certificate is valid as a resale certificate only if it contains the purchaser’s Florida sales and use tax registration number. A purchaser cannot extend this certificate to sellers for transactions occurring prior to the date of the purchaser’s registration in Florida. The effective date of the purchaser’s registration in Florida must be noted on the face of the certificate.

4.
Georgia: The purchaser’s state of registration number will be accepted in lieu of Georgia’s registration number when the purchaser is located outside Georgia, does not have nexus with Georgia, and the tangible personal property is delivered by drop shipment to the purchaser’s Customer located in Georgia.

5.
Hawaii allows this certificate to be used by the seller to claim a lower general excise tax rate or no general excise tax, rather than the buyer claiming an exemption. The no tax situation occurs when the purchaser of imported goods certifies to the seller, who originally imported the goods into Hawaii, that the purchaser will resell the imported goods at wholesale. If the lower rate or no tax does not in fact apply to the sale, the purchaser is liable to pay the seller the additional tax imposed.

6.
Illinois: The registration number to be supplied next to Illinois on page 1 of this certificate must be the Illinois registration or resale number; no other state's registration number is acceptable. While there is no statutory requirement that blanket certificates of resale be renewed at certain intervals, blanket certificates should be updated periodically, and no less frequently than every three years.

7.	Michigan: Effective for a period of three years unless a lesser period is mutually agreed to and stated on this certificate.

8.	Missouri:	A. Purchasers who improperly purchase property or services sales tax free using this certificate may be required to pay the tax, interest, additions to tax or penalty.
B. Even if property is delivered outside Missouri, facts and circumstances may subject it to Missouri tax, contrary to the second sentence of the first paragraph of the above instructions.

9.	Nebraska: A blanket certificate is valid three years from the date of issuance.

10.	New Mexico: New Mexico will accept this certificate in lieu of a New Mexico nontaxable transaction certificate and as evidence of the deductibility of a sale of tangible personal property provided:

A. this certificate was not issued by the State of New Mexico;
B. the buyer is not required to be registered in New Mexico; and
C. the buyer is purchasing tangible personal property for resale or incorporation as an ingredient or component part into a manufactured product.

11.	Ohio:	A. The buyer must specify which one of the reasons for exemption on the certificate applies. This may be done by circling or underlining the appropriate reason or writing it on the form above the state registration section. Failure to specify the exemption reason will, on audit, result in disallowance of the certificate.
B. In order to be valid, the buyer must sign and deliver the certificate to the seller before or during the period for filing the return.

12.
Oklahoma: Oklahoma would allow this certificate in lieu of a copy of the purchaser’s sales tax permit as one of the elements of “properly completed documentation” which is one of the three requirements which must be met prior to the vendor being relieved of liability. The other two requirements are that the vendor must have the certificate in his possession at the time the sale is made and must accept the documentation in good faith. The specific documentation required under OAC 710:65-7-6 is:

A. Sales tax permit information may consist of:
(i) A copy of the purchaser’s sales tax permit; or
(ii) In lieu of a copy of the permit, obtain the following:
(a) Sales tax permit number; and
(b) The name and address of the purchaser;
B. A statement that the purchaser is engaged in the business of reselling the articles purchased;
C. A statement that the articles purchased are purchased for resale;
D. The signature of the purchaser or a person authorized to legally bind the purchaser; and
E. Certification on the face of the invoice, bill or sales slip or on separate letter that said purchaser is  engaged in reselling the articles purchased.

13.
Pennsylvania: This certificate is valid as a resale certificate only if it contains the purchaser’s Pennsylvania Sales and Use Tax eight-digit license number, subject to the provisions of 61 PA Code §32.3.

14.	Texas: Items purchased for resale must be for resale within the geographical limits of the United States, its territories and possessions.

15.	Washington:	A. Blanket resale certificates must be renewed at intervals not to exceed four years;
B. Buyer acknowledges that the misuse of the resale privilege claimed on the certificate is subject to the legally prescribed penalty of fifty percent of the tax due, in addition to the tax, interest, and any other penalties imposed by law.

Attachment E

In those cases where delivery takes place in one of the following jurisdictions, Customer agrees to complete, sign and return to USF with its executed version of this Agreement the following Streamlined Sales and Use Tax Agreement Certificate of Exemption: Indiana, North Carolina, South Dakota, West Virginia and Wyoming. See Attachment E for the resale exemption requirements in other states.

Streamlined Sales and Use Tax Agreement	Certificate of Exemption

This is a multistate form. Not all states allow all exemptions listed on this form. Purchasers are responsible for knowing if they qualify to claim exemption from tax in the state that would otherwise be due tax on this sale. The seller may be required to provide this exemption certificate (or the data elements required on the form) to a state that would otherwise be due tax on this sale.

The purchaser will be held liable for any tax and interest, and possibly civil and criminal penalties imposed by the member state, if the purchaser is not eligible to claim this exemption. A seller may not accept a certificate of exemption for an entity-based exemption on a sale made at a location operated by the seller within the designated state if the state does not allow such an entity-based exemption.

1	☐Check if you are attaching the Multistate Supplemental form.
☐☐If not, enter the two-letter postal abbreviation for the state under whose laws you are claiming exemption.

2	☐Check if this certificate is for a single purchase and enter the related invoice/purchase order # .

3	☐ Please print
Name of purchaser

	Business address	City	State	Zip code

	Purchaser’s tax ID number	State of Issue	Country of Issue

If no Tax ID number, enter one of the following:	FEIN	Driver’s license number/State issued ID number State of issue number	Foreign diplomat number

Name of seller from whom you are purchasing, leasing or renting

	Seller’s address	City	State	Zip code

Type of business. Circle the number that describes your business.

4	Type of business. Circle the number that describes your business.

01 Accommodation and food services	11 Transportation
02 Agricultural, forestry, fishing, hunting	12 Utilities
03 Construction	13 Wholesale trade
04 Finance and insurance	14 Business services
05 Information, publishing and communications	15 Professional services
06 Manufacturing	16 Education and health-care services
07 Mining	17 Nonprofit organization
08 Real estate	18 Government
09 Rental and leasing	19 Not a business
10 Retail trade	20 Other (explain)

5	Reason for exemption. Circle the letter that identifies the reason for the exemption.

A Federal government (department)	H Agricultural production #
B State or local government (name)	I Industrial production/manufacturing #
C Tribal government (name)	J Direct pay permit #
D Foreign diplomat #	K Multiple points of use (services, digital goods, or
E Charitable organization #	computer software delivered electronically)
F Religious or educational organization #	L Direct mail #
G Resale #	M Other (explain)

6	Sign here. I declare that the information in this certificate is correct and complete to the best of my knowledge and belief.

Signature of authorized purchaser	Print name here	Title	Date

Streamlined Sales and Use Tax Agreement	Certificate of Exemption:
Multistate Supplemental

Name of purchaser

State	Reason for exemption	Identification number (if required)

AR*
IA
IN
KS
KY
MI
MN
NC
ND
NE
NJ
NV
OH
OK
SD
TN*
UT
WV
WY

* SSUTA Direct Mail and MPU provisions are not in effect for Arkansas and Tennessee.

The following nonmember states will accept this certificate for exemption claims that are valid in their respective sate. SSUTA Multiple Points of Use and Direct Mail provisions do not apply in these states.

XX
XX
XX
XX
XX
XX
XX
XX
XX
XX